THIS NOTE AND THE SHARES OF COMMON STOCK ACQUIRABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION SHALL BE SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.

                       SECURED CONVERTIBLE PROMISSORY NOTE

$1,150,000.00                                        Arlington Heights, Illinois
                                                              November ___, 2004

         FOR VALUE RECEIVED, TECHALT, INC., a Nevada corporation, formerly known as Dendo Global Corporation (the "Corporation"), agrees and promises to pay to Services By Desigawise, Ltd. (the "Holder"), the sum of One Million One Hundred Fifty Thousand and no/100 Dollars ($1,150,000.00), together with interest from the date hereof on the principal amount from time to time remaining unpaid as provided below. Payment for all amounts due hereunder shall be made to Holder at 5250 Cleveland Street, Skokie, IL 60077.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note agrees:

      1.    Interest/Debt Service/Pre-Payment/Acceleration.

            1.1 Interest. The unpaid principal amount from time to time outstanding shall bear interest commencing from November 1, 2004 until paid at a rate equal to the sum of five percent (5%) per year. Interest shall be computed for the actual number of days elapsed on the basis of a year of 365 days. All past due principal and interest shall bear interest until paid at twelve percent (12%) per annum. All payments made pursuant to this Note shall be applied first to accrued and unpaid interest and then to the unpaid principal balance of this Note.

            1.2. Interest and Principal Payment Terms. Except as otherwise provided herein, during the term of this Note, interest only shall be due and payable quarterly on the first (1st) Business Day of each March, June, September, and December with the first payment of interest commencing March 1, 2005. For purposes of this Note, "Business Day" shall mean any day on which commercial banks are open to do business in Chicago, Illinois. All interest and principal sums due under this Note are payable not later than 5:00 P.M., Chicago time, in legal tender of the United States of America current on the dates such sums or payments are respectively due.

            1.3. First Installment Date. On the date which is twelve (12) months from the "Closing" (as defined in the Settlement Agreement of even date among the Corporation, Holder and others) ("First Installment Date"), the principal amount of Six Hundred Fifty Thousand and 00/100 Dollars ($650,00.00), ("First Principal Payment") together with accrued but unpaid interest, shall be due and payable.

            1.4. Final Installment Date. On the date twelve (12) months following the First Installment Date, (the "Final Due Date"), the entire unpaid principal amount and all accrued but unpaid interest shall be paid in full.

            1.5. Prepayment. The Corporation may at its option from time to time prepay this Note in whole or in part, without any prepayment penalty. Notwithstanding anything to the contrary contained herein, no such prepayment, whether in whole or in part, shall extinguish Holder's conversion rights hereunder.

            1.6. Acceleration.

            (a) Notwithstanding anything contained herein to the contrary, and in accordance with this Section 1.6, the Corporation's payment obligations hereunder may accelerate as set forth in Section 1.6(b) below in whole or in part at Holder's option upon the receipt by the Corporation of cash or cash equivalents from any source after the date hereof from the purchase of equity securities of the Corporation, whether in the form of common stock or preferred stock, or the purchase of any security which is convertible to or exerciseable or otherwise exchangeable for an equity security of the Corporation, ("Additional Capital"). Additional Capital shall include cash or cash equivalents received by the Corporation upon the exercise of the Sunrise Investors' Warrants to purchase an aggregate of eight million (8,000,000) shares of the Common Stock of the Company at an exercise price of $1.00 per share, subject to adjustment.

            (b) Upon the receipt by the Corporation of an aggregate of Four Million and no/100 Dollars ($4,000,000.00) or more of Additional Capital (the "Initial Acceleration Additional Capital") the Holder may require the Initial Acceleration in the payment of the outstanding balance of principal and accrued interest in a percentage calculated by dividing the Initial Acceleration Additional Capital by eight million (8,000,000). In the event that the Corporation shall receive Additional Capital after the Holder has exercised the right to make an Initial Acceleration, the Holder shall be entitled to accelerate the payment of the then outstanding balance of principal and accrued interest in accordance with the following schedule:

              Amount of Additional Capital              Percentage of Remaining
              In Excess of Initial Acceleration         Note Principal Balance
              Additional Capital                        Subject to Acceleration

                      $1,000,000                                  33%
                       2,000,000                                  66%
                       3,000,000                                 100%

            2. Convertible Note. This Note is a convertible note, convertible into common equity of the Corporation as set forth herein and is given in connection with the settlement of certain litigation between, among others, the Corporation and the Holder.

            3. Events of Default; Consequences. If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the Holder of this Note may, at the Holder's option, in addition to any other rights the Holder may have in equity or at law and in addition to the Holder's rights of conversion under Section 7 of this Note as to all or any part of the principal and interest then due and owing, declare this Note mature, and all sums owing hereon shall be due and payable immediately without presentment, protest, demand, notice of intention to accelerate, notice of acceleration, notice of non-payment, notice of protest, or other notice of any kind, all of which are hereby expressly waived by the Corporation:

                  (a) the failure to pay any installment of principal or interest due under this Note, which failure is not cured within five
            (5) business days after notice of such breach.

                  (b) the  institution  by the  Corporation of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking bankruptcy reorganization or release under any statute, law or regulation, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Corporation, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Corporation in furtherance of any such action; or

                  (c) if,  within sixty (60) days after the  commencement  of an action against the Corporation (and service of process in connection therewith on the Corporation) seeking any bankruptcy, insolvency, bankruptcy reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Corporation or all orders or proceedings thereunder affecting the operations or the business of the Corporation stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within ninety
            (90) days after the appointment without the consent or acquiescence of the Corporation of any trustee, receiver or liquidator of the Corporation or of all or any substantial part of the properties of the Corporation, such appointment shall not have been vacated; or

                  (d) The Corporation's breach of any representation,  warranty, obligation, undertaking or covenant made or entered into herein which breach is not cured in accordance with the provisions of this Agreement.

                  (e) The Corporation shall fail to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any other debt to a third party in excess of $50,000 (except due to a bona fide vendor dispute) and such default shall continue unremedied for thirty (30) days.

                  (f) Any  consolidation  or merger or like  transaction  of the
            Corporation with or into any other corporation or other entity or person, or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity in such consolidation, merger or reorganization, any transaction or series of related transactions by or affecting the Corporation in which the right to control securities possessing in excess of fifty percent (50%) of the voting power of all Corporation securities is transferred (calculated on a fully diluted basis giving effect to conversion or exercise of all instruments or securities entitling the holder to convert into or to receive common stock or its equivalent (including this Note)), a dissolution of the Corporation, or a sale, transfer or other disposition of all or substantially all of the assets of the Corporation ("Change of Control").

      4. No Setoff, Etc. The obligations of the Corporation to pay the principal balance and interest due to the Holder shall be absolute and unconditional and the Corporation shall make such payment without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, setoff, recoupment, or counterclaim which the Corporation may have or assert against the Holder or any other person under this Note or under any of the Related Agreements.

      5. Waiver of Presentment, Etc. The Corporation waives presentment, demand, notice of dishonor, protest and notice of nonpayment and protest.

      6. Costs of Collection. The Corporation shall pay all costs and expenses of collection incurred by the Holder, including reasonable attorneys' fees in the event that a court of law has determined that the Holder is the prevailing party.

      7. Conversion.

            7.1 Conversion. The Holder of this Note has the right, at the Holder's option, at any one time or from time to time from and after the date hereof to convert this Note, on demand as follows:

            7.1.a. Subject to the procedures provided in Section 7.2 below, the Holder may at any time prior to 5:00 p.m., Chicago time, on the First Installment Date, convert any part or all of the original principal amount of this Note into fully paid and non-assessable shares of the Corporation's common stock, with $.001 par value per share, (the "Common Stock"), on the basis of one (1) share of Common Stock for each One Dollar ($1.00) (the "Conversion Price") of the principal amount of this Note. The Conversion Price and the corresponding number of shares of Common Stock to be issued upon the conversion of this Note shall be subject to adjustment from time to time upon the occurrence of certain events, as provided in this Note. The prepayment of this Note, in whole or in part prior to 5:00 p.m., Chicago time of the First Installment Date shall not reduce the amount of this Note which may be converted into Common Stock in accordance with the Section 7.1.a.

            7.1.b. After the First Installment Date, and subject to the procedures provided in Section 7.2 below, the Holder may at any time prior to the later to occur of twelve (12) months after the First Installment Date or the payment in full of all principal due on this Note convert any part or all of the original principal amount in an amount which is the greater of the amount of principal not yet paid and $500,000, into Common Stock on the basis of one share of Common Stock for the Conversion Price. The Conversion Price and the corresponding number of shares of Common Stock to be issued upon the conversion of this Note shall be subject to adjustment from time to time upon the occurrence of certain events, as provided in this Note. The prepayment of this Note, shall not reduce the amount of this Note which may be converted into Common Stock in accordance with this Section 7.1.b.

            7.2 Conversion Procedure. Such conversion shall be effected by (i) the surrender of this Note at the principal office of the Corporation at any time during usual business hours, together with (ii) five (5) days notice in writing that the Holder wishes to convert a portion or all of this Note, which notice shall also state the name(s) (with addresses) and denominations in which the certificate(s) for Common Stock shall be issued and shall include instructions for delivery thereof and (iii) reimbursement without interest for any previous payment of principal by the Corporation which is being converted. Such conversion shall be deemed to have been effected as of the close of business on the date on which this Note shall have been surrendered and such notice shall have been received, and at such time (the "Voluntary Conversion Date") the rights of the Holder with respect to the principal amount of the Note converted shall cease and the person(s) in whose name(s) any certificate(s) for Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented by such certificate(s).

            On or before the third business day following the Voluntary Conversion Date, the Corporation shall (i) provided that the transfer agent for the Corporation is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of Holder, credit such aggregate number of Shares to which the Holder is entitled pursuant to such conversion to the Holders' or his or its designee's balance account with DTC though its Deposit Withdrawal Agent Commission system, or (ii) if the Corporation's transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch, or cause to be issued and dispatched by overnight courier to the address as specified in the written notice of conversion, a certificate, registered in the name of the Holder or his or its designee, for the number of Shares to which the Holder is entitled pursuant to such conversion. The Corporation shall also make payment to the Holder of accrued interest to the date of conversion on the portion of the Note converted in accordance with the manner of payment provisions of Section 2 of this Note. In each case of conversion of this Note in part only, the Corporation shall receive and hold the Note as a fiduciary agent of the Holder, shall endorse on this Note the date and amount of this Note so converted, and such amount shall be deemed no longer outstanding. Unless this Note has been converted in its entirety and all principal and accrued interest have been fully-paid, this Note, endorsed as provided for herein, shall be delivered on or before the third business day following the Voluntary Conversion by overnight courier to the Holder at the address specified in the written notice of conversion. The rights of conversion provided for in this Note shall not be restricted or modified in any way during such period of time that this Note is held by Corporation. The Corporation shall not be required to issue shares of Common Stock to any individual or entity upon conversion of this Note unless and until said individual or entity shall have completed a Subscription Agreement and Investor Questionnaire substantially in the forms attached hereto as
      EXHIBIT 1 and 2, respectively.

            7.3. Adjustment of Conversion Price. If and whenever on or after the date of this Note, the Corporation issues, sells or grants shares of Common Stock in, or in accordance with Sections 7.4, 7.5 and 7.6 below is deemed to have issued, sold or granted shares of Common Stock in, the Corporation for no consideration or for consideration per share of Common Stock less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of additional shares of Common Stock so issued or deemed to be issued, would purchase when divided by such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock so issued or deemed to be issued.

            7.4. Issuance and Sale of Shares of Common Stock. For purposes of determining the adjusted Conversion Price pursuant to Section 7.3 above, the following events shall be deemed to be an issuance and sale of shares of Common Stock by the Corporation:

                  (a) Issuance of Rights or Options. If (i) the Corporation,  in
            any manner, hereafter grants any rights or options to subscribe for, or to purchase, shares of Common Stock, or any securities convertible into or exchangeable for any shares of Common Stock of the Corporation (such rights or options referred to herein as "Options" and such convertible or exchangeable securities referred to herein as "Convertible Securities") and (ii) the Price Per Unit (as defined below) of the shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options or issuing such Convertible Securities, then the shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities will be deemed to have been issued and sold by the Corporation for such lesser price per unit. For the purposes of this Section 7.4(a) the "Price Per Unit" is determined by dividing (i) the total amount, if any, received by the Corporation as consideration for the granting of such Options or issuing such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when shares of Common Stock are actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (b) Calculation of  Consideration  Received.  If any shares of
            Common Stock in the Corporation, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor or the Price Per Unit, as the case may be, will be deemed to be the net amount received or to be received, respectively, by the Corporation therefor. In case any shares of Common Stock in the Corporation, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation or the non-cash portion of the Price Per Unit, as the case may be, will be the fair market value of such consideration received or to be received, respectively, by the Corporation. If any shares of Common Stock in the Corporation, Options or Convertible Securities are issued in connection with any merger in which the Corporation is the surviving Corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving Corporation as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and marketable securities will be determined jointly by the Corporation and the Holder. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration will be determined by an independent appraiser jointly selected by the Corporation and the Holder.

                  (c) Integrated  Transactions.  In case any Option is issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $.01.

                  (d) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them: (i) to receive a dividend or other distribution payable in shares of Common Stock in the Corporation, Options or Convertible Securities; or (ii) to subscribe for or purchase shares of Common Stock in the Corporation, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution on the date of the granting of such right of subscription or purchase, as the case may be.

            7.5. Subdivision or Combination of Shares of Common Stock. If the Corporation at any time subdivides one or more classes of its outstanding shares of Common Stock into a greater number of shares of Common Stock (or units thereof), the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines one or more classes of its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

            7.6 Organic Change.  Exclusive of the merger between  Technology and the Corporation, prior to the consummation of any Organic Change (as defined below), the Corporation will make appropriate provisions (in form and substance satisfactory to Holder) to insure that the holder of this Note will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock in the Corporation immediately theretofore acquirable and receivable upon the conversion of this Note, such shares of stock, membership interests, partnership interests, securities or assets as such holder would have received in connection with such Organic Change if the holder had converted this Note immediately prior to such Organic Change. In any such case, the Corporation will make appropriate provisions (in form and substance satisfactory to Holder) to insure that the provisions of this Section 7.6 will thereafter be applicable to this Note (including, an immediate adjustment of the Conversion Price to the value for the shares of Common Stock in the Corporation reflected by the terms of such Organic Change and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of this Note, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Corporation will not effect any such Organic Change, unless prior to the consummation thereof, the successor Corporation resulting from such Organic Change assumes by written instrument (in form reasonably satisfactory to Holder), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. All other terms of this Note shall remain in full force and effect following such an Organic Change. The provisions of this Section
      7.6 shall similarly apply to successive Organic Changes.

            As used herein, the term "Organic Change" shall mean any merger, consolidation, combination, recapitalization, reorganization, stock split, stock dividend or other change in, or with respect to, the shares of Common Stock in the Corporation not otherwise provided for herein.

            7.7. Other Distributions. If the Corporation declares a distribution for its shareholders of Common Stock, which distribution is payable in securities of other parties, evidences of indebtedness issued by the Corporation or other parties, assets (excluding cash dividends) or options or rights not referred to in Section 7.4, then, in each such case for the purposes of this Section 7.7, the Holder shall be entitled to a proportionate share of any such distribution as though the Holder was the holder of the number of shares of Common Stock into which the Note is convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In no event shall such a distribution be deemed a repayment of principal under the Note.

            7.8. New Financing. Notwithstanding anything to the contrary contained herein, in the event the Corporation sells any security (equity, debt or otherwise) of the Corporation ("New Security") at any time while this Note is outstanding ("New Financing"), this Note shall, after such New Financing, be convertible, at the option of the Holder, into the kind and number of shares of the New Security, on such terms and conditions (including any warrants or other consideration received by the purchasers in the New Financing) as the New Security is sold in the New Financing, subject to all of the terms of the New Financing. The conversion rights set forth in this Section 7.8 are in addition to, and not in substitution for, the other conversion rights set forth in this Note.

            7.9. Notices.

            (a) Immediately upon any adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of this Note or any adjustment or readjustment in the Conversion Price, the Corporation shall send written notice to the Holder, which notice shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Corporation shall, upon written request at any time of the Holder, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments,
      (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of this Note. The Corporation may retain a firm of independent public accountants of recognized standing which may be the firm regularly retained by the Corporation to make any computation required under this Section and a certificate signed by such firm shall be rebuttable evidence of the correctness of any computation made under this Section.

            (b) In the event that:

                  (i) the Corporation shall declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; or

                  (ii) the Corporation  shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

                  (iii) there shall be any Organic Change; or

                  (iv) there shall be any voluntary or involuntary  dissolution, liquidation or winding up of the Corporation;

then in connection with each such event, the Corporation shall send to the Holder (A) at least 60 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled) or for determining rights to vote in respect of such Organic Change, dissolution, liquidation or winding up, and (B) in the case of any such Organic Change, dissolution, liquidation or winding up, at least 60 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change, dissolution, liquidation or winding up).

      8. Registration Rights. The Corporation grants registration rights to the Holder hereof under the terms and conditions of the Registration Rights Agreement of even date herewith.

      9. Reservation of Common Stock; Etc.

            (a) The Corporation will at all times from and after the date of this Note reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, or otherwise, solely for the purpose of issuance upon the conversion of this Note, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges.

            (b) The Corporation will not take any action which would result in any adjustment of the number of shares of Common Stock acquirable upon conversion of this Note if the total number of shares issuable after such action upon conversion of this Note, together with the total number of shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized under the Corporation's Articles of Incorporation which are not reserved or required to be reserved for any purpose other than the purpose of issue upon conversion of this Note.

            (c) The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the Holder for any issuance tax or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

            (d) If any shares of Common Stock required to be reserved for purposes of conversion of this Note require, before such shares may be issued upon conversion, registration with or approval of any governmental authority under any federal or state law (other than any registration under the Securities Act of 1933, as then in effect, or any similar federal statute then in force, or any state securities law, required by reason of any transfer involved in such conversion) or listing on any domestic securities exchange, the Corporation will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved for listing or listed on such domestic securities exchange, as the case may be.

      10. Fractional Interests. The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion of this Note. If any fraction of a share of Common Stock would be issuable upon conversion of this Note, the Corporation shall round up and issue one (1) whole share in lieu of a fractional share.

      11. Security Agreement. The Corporation hereby acknowledges that in connection with executing this Note, the Corporation and Holder shall enter into a Security Agreement substantially in the form attached hereto as Exhibit 11 whereby the Corporation shall grant to Holder a security interest in its assets as set forth therein.

      12. Voting. Nothing contained in this Note shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders for the election of directors of the Corporation or any other matter. Notwithstanding the foregoing, the Corporation shall mail by first class to the Holder at the address specified in Section 13, one copy of all materials forwarded to stockholders or filed with the Securities and Exchange Commission by the Corporation, said mailing to be made promptly after mailing to stockholders or filing with the Securities and Exchange Commission, as the case may be.

      13. Notices.

      (a) Any notice pursuant to this Note to be given or made by Holder to or upon the Corporation shall be sufficient if it is in writing signed by or on behalf of the Holder and delivered personally, by mail or by Federal Express or similar overnight courier, postage paid, facsimile, and if by mail, certified or registered, to the address set forth below or to such other addressee or address as shall be set forth in a notice given in the same manner:

            TECHALT, INC.
            3311 N. Kennicott Ave. - Suite A
            Arlington Heights, IL  60004

            Attn:  James E. Solomon

            (847) 398-1692

            (b) Any notice pursuant to this Note shall be deemed given upon delivery if delivered personally, on the next day if delivered by an overnight carrier, or three (3) days after the date of postmark if deposited in the U.S. Mail for delivery by certified or registered mail, return receipt requested, postage prepaid, addressed, or upon transmission if it has been given by facsimile between 9:00 a.m. and 5:00 p.m. central time, Monday through Friday.

      14. Governing Law. This Agreement shall be construed in accordance with, governed by and enforced under the laws of the State of Illinois, the parties acknowledging that this Agreement has been executed and performed in Cook County, Illinois. All legal proceedings relating to the subject matter of this Agreement may be brought only in the Cook County Circuit Court of Illinois or in any federal court sitting in Chicago, Illinois.

      15. Modification and Waiver. No modification or waiver of any provision of this Note, nor any departure by the Corporation therefrom, shall in any event be effective unless the same shall be in writing signed by the Holder and then such modification or waiver shall be effective only in the specific instance for the specific purpose given. Notwithstanding the foregoing, the Board of Directors of the Corporation, in its sole discretion, shall have the right at any time or from time to time to decrease the Conversion Price and/or to increase the number of shares of Common Stock issuable upon conversion of this Note. Such reduction of the Conversion Price and/or increase in the number of shares of Common Stock issuable upon exercise shall be effective for a period or periods to be determined by such Board.

      16. Transfer of Note and Stock. This Note and the Common Stock issued upon conversion may each be sold, transferred, assigned, pledged or otherwise disposed of by the Holder, provided that such sale, transfer, assignment, pledge or other disposition is in accordance with all applicable federal and state securities laws. The person or entity to whom a sale, transfer, assignment, pledge or other disposition is made, shall be considered a "Holder" for purposes of the rights and obligations provided for in this Note, and as such, shall be entitled to enforce the registration rights provided for in Section 8 hereof and in the referenced Registration Rights Agreement.

Attest:                            TECHALT, INC.

                                   By:
---------------------------            ----------------------------------
Secretary                              James E. Solomon
                                       Its President and Chief Executive Officer


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